Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS SECOND QUARTER RESULTS

Princeton, NJ – August 4, 2010 – Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation’s largest payment processors, today announced second quarter GAAP net income of $6.1 million or $0.16 per diluted share. Results for the quarter are after $4.9 million (pre-tax), or $0.07 per diluted share, of various expenses and accruals, all of which are attributable to the processing system intrusion. Excluding these expenses and accruals, Adjusted Net Income and Diluted Earnings per Share were $9.1 million and $0.23, respectively, for the second quarter. Adjusted Net Income and Diluted Earnings per Share are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Highlights for the Second Quarter include:

•	Small and mid-sized merchant (SME) Transaction processing volume was a quarterly record $16.3 billion, up 8 percent from the second quarter of 2009

•	Relationship manager count grew to a record 1,393, a 24 percent increase from the level at March 31, 2010

•	Net Revenue was up 8.1 percent compared to the same quarter in 2009

•	Same store sales rose 1.1 percent, the first quarterly increase in over two years

•	New margin installed improved to $12.1 million in the second quarter from $11.1 million in the first quarter, though this represented a 20 percent decline from the second quarter of 2009

•	Operating margin on net revenue of 13.2 percent compared to 14.7 percent for the second quarter of 2009

•	Stock Compensation expense reduced earnings by $1.2 million pre-tax, or $0.019 per diluted share, in the quarter, compared to $811,000, or $0.013 per share in the second quarter of 2009

Robert Carr, Chairman and CEO, said, “Both transaction processing volume and Network Services transactions processed reached quarterly records in the second quarter, while same store sales turned positive and contributed to our growth for the first time in over two years. As a result, the rate of net revenue growth in the quarter improved relative to the first quarter. By continuing to carefully manage

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expenses, we were able to achieve a 13.2 percent operating margin in the quarter, indicative of the progress we are achieving better leveraging our business model, in addition to the seasonal rebound in our margins. It is particularly rewarding to have reached these levels of activity during a period of continued muted economic activity and at a time when we have been heavily investing in our organization to launch a number of new growth initiatives. Over the past three months our relationship manager count has increased by 24 percent as we fill open positions and implement our focused vertical industry marketing strategy. This focus has already received recognition from the restaurant, lodging and healthcare industries currently being served, including a recent endorsement from the Texas Hotel and Lodging Association and preferred payments partner status with the California Medical Association. In addition, this quarter our new end-to-end encryption technology, E3™, hit the market, with over 3,000 of our industry-leading terminals having already been installed by more than 2,500 merchants. As the economy recovers and our new growth strategies gain traction, we expect that our unwavering commitment to strengthen the Heartland franchise through continual investment in our organization will position us to achieve our long-term growth objectives and create value for our shareholders.”

Net revenues in the second quarter of 2010 were up 8.1% from the second quarter of 2009 to $115.1 million, primarily driven by an 8% increase in SME Card processing volume, which was a record $16.3 billion in the quarter. Net revenue also benefitted from a quarterly record 800 million Network Services transactions, which were up nearly 10% from 728 million transactions in the June quarter of last year. In the second quarter of 2010, operating income as a percentage of net revenues was 13.2%, reflecting improved leverage of the company’s business model through disciplined expense management. General and administrative expenses in the quarter were down both sequentially and on a year-over-year basis. In the second quarter, the Company incurred $4.9 million pre-tax, or $0.07 per diluted share in various expenses and accruals, all of which are attributable to the processing system intrusion. These various expenses and accruals are shown separately in the Company’s Statement of Operations. Interest expense for the second quarter of 2010 included approximately $0.5 million, or $0.01 per share, related to borrowings we incurred to fund the settlement with Visa in February 2010.

Mr. Carr continued, “Same store sales and transaction processing volumes are beginning to show improved performance. Our sales organization is growing very nicely, and our new products and marketing strategy are ramping up. Consequently, we intend to focus on accelerating growth in new margin installed and leveraging our investments in the second half of the year. Certainly, the economy, and especially consumer spending and its effect on small business activity, will play an important role in our near term opportunity. However, over the longer term, we believe Heartland is positioned to benefit from our pricing transparency, strong products, and now the industry’s leading security that merchants are demanding as they become increasingly educated and sensitized to their processing needs.”

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SIX MONTH RESULTS:

For the first six months of 2010, GAAP net income was $20.4 million or $0.52 per diluted share compared to a net loss of $5.1 million or $0.14 per share for the first half of 2009. Net revenues for the first half of 2010 were $219.0 million, up 6.8% compared to the first half of 2009. Excluding various expenses, accruals, recoveries, and reserves, all of which are attributable to the processing system intrusion, adjusted net income and diluted earnings per share for the first half of fiscal 2010 were $10.8 million or $0.28 per diluted share, compared to $14.7 million, or $0.39 per share in the prior year six month period. Year-to-date 2010, stock compensation expense has reduced earnings by $2.8 million or $0.044 per diluted share compared to $1.1 million or $0.018 per diluted share a year ago.

USE OF NON-GAAP FINANCIAL MEASURES

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, net income and earnings per share, which exclude certain costs and expenses related to the processing system intrusion. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

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This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and six months ended June 30, 2010 and 2009 follows:

(In thousands, except per share):	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$9,070	$9,317	$10,791	$14,701

Less adjustments:
Provision for (recovery of) processing system intrusion costs	4,854	19,380	(15,510)	31,970
Income tax impact of provision for processing system intrusion	(1,927)	(7,448)	5,930	(12,199)

After-tax provision for (recovery of) processing system intrusion costs	2,927	11,932	(9,580)	19,771

GAAP - Net income (loss) attributable to Heartland	$6,143	$(2,615)	$20,371	$(5,070)

Earnings(loss) per share
Non-GAAP - Adjusted net income per share	$0.23	$0.25	$0.28	$0.39
Less: provision for (recovery of) processing system intrusion costs	0.07	0.32	(0.24)	0.53

GAAP - Net income (loss) per share	$0.16	$(0.07)	$0.52	$(0.14)

Shares used in computing GAAP net income (loss) per share	39,343	37,458	39,171	37,496

Please see “Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure” below for additional detail.

FULL YEAR 2010 GUIDANCE:

The Company believes it has sufficient cash currently available to fund settlements associated with the processing system intrusion, so that it does not believe it will need to incur any additional borrowings beyond the current total debt outstanding of $115 million for this purpose. As such, the incremental interest expense attributable to any debt specifically incurred to satisfy the processing system intrusion liabilities can now be estimated. In addition, with the first half of the year completed, there is improved clarity as to likely same store sales and new margin installed performance for the year. For the full year 2010, we now expect net revenue (total revenues less interchange, dues, assessments and fees) to grow by 7 – 9%, to between $450 and $458 million. For the year, earnings per share are expected to be $0.95 - $1.00, excluding $0.11 per share of stock compensation and $0.03 per share of specifically identifiable processing system intrusion related interest expense. The Company’s guidance for 2010 does not include any estimates for potential losses, costs, expenses and accruals or recoveries arising from the previously announced processing system intrusion, exposure to various legal proceedings that are pending, or may arise, and related fees and expenses, and other potential liabilities, costs and expenses.

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DIVIDEND:

The Company declared a third quarter dividend of $0.01 per common share, payable to shareholders of record on August 25, 2010 and will be paid on September 15, 2010. The payment of dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend on, among other factors, our earnings, stockholders’ equity, cash position and financial condition.

CONFERENCE CALL:

Heartland Payment Systems, Inc. will host a conference call on August 4, 2010 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling (888) 503-8174. Please provide the operator with PIN number 6953475.

The webcast will be archived on the Company’s website within two hours of the live call and will remain available through Thursday, November 4, 2010.

About Heartland Payment Systems

Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, gift marketing and loyalty programs, payroll, check management and related business solutions to more than 250,000 business locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.org, CostOfABurger.com and E3secure.com.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, the significantly unfavorable economic conditions confronting the United States, the risks that our new sales and marketing campaigns and our hiring plan may be unsuccessful, and the results and effects of the security breach of our processing system including the outcome of our investigation, the extent of cardholder information compromised and consequences to our business including effects on sales and costs in connection with this systems breach, and additional factors that are contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K for the year ended December 31, 2009. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Total Revenues	$475,881	$417,373	$887,037	$789,545

Costs of Services:
Interchange	330,735	291,235	611,785	548,607
Dues, assessments and fees	30,004	19,586	56,274	35,866
Processing and servicing	59,322	49,866	116,340	97,922
Customer acquisition costs	12,820	12,757	26,185	25,332
Depreciation and amortization	3,756	3,874	7,510	7,608

Total costs of services	436,637	377,318	818,094	715,335
General and administrative	24,094	24,430	51,194	49,463

Total expenses	460,731	401,748	869,288	764,798

Income from operations	15,150	15,625	17,749	24,747

Other income (expense):
Interest income	37	28	68	57
Interest expense	(1,170)	(545)	(2,271)	(1,086)
(Provision for) recovery of processing system intrusion costs	(4,854)	(19,380)	15,510	(31,970)
Other, net	1,075	2	2,020	4

Total other income (expense)	(4,912)	(19,895)	15,327	(32,995)

Income (loss) before income taxes	10,238	(4,270)	33,076	(8,248)
Provision for (benefit from) income taxes	4,064	(1,669)	12,658	(3,170)

Net income (loss)	6,174	(2,601)	20,418	(5,078)
Less: Net income (loss) attributable to noncontrolling interests	31	14	47	(8)

Net income (loss) attributable to Heartland	$6,143	$(2,615)	$20,371	$(5,070)

Net income (loss)	$6,174	$(2,601)	$20,418	$(5,078)
Other comprehensive income:
Unrealized gains on investments, net of income tax of $10, $14, $23 and $7	12	24	37	13
Foreign currency translation adjustment	(479)	727	(153)	469

Comprehensive income (loss)	5,707	(1,850)	20,302	(4,596)
Less: Net income (loss) attributable to noncontrolling interests	31	14	47	(8)

Comprehensive income (loss) attributable to Heartland	$5,676	$(1,864)	$20,255	$(4,588)

Earnings (loss) per common share:
Basic	$0.16	$(0.07)	$0.54	$(0.14)
Diluted	$0.16	$(0.07)	$0.52	$(0.14)

Weighted average number of common shares outstanding:
Basic	37,935	37,458	37,782	37,496
Diluted	39,343	37,748	39,171	37,795

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash	$44,976	$32,113
Funds held for payroll customers	26,065	29,667
Receivables, net	167,367	149,403
Investments held to maturity	1,382	1,450
Inventory	11,588	12,381
Prepaid expenses	6,644	8,874
Current tax asset	16,805	16,266
Current deferred tax assets, net	22,238	42,760

Total current assets	297,065	292,914
Capitalized customer acquisition costs, net	63,555	72,038
Property and equipment, net	100,589	99,989
Goodwill	61,492	60,962
Intangible assets, net	31,966	34,637
Deposits and other assets, net	824	1,666

Total assets	$555,491	$562,206

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$56,146	$80,007
Accounts payable	35,838	32,305
Deposits held for payroll customers	26,065	29,667
Current portion of borrowings	111,516	58,547
Current portion of accrued buyout liability	8,582	9,306
Merchant deposits and loss reserves	29,885	27,214
Accrued expenses and other liabilities	27,777	30,456
Reserve for processing system intrusion	42,282	99,911

Total current liabilities	338,091	367,413
Deferred tax liabilities, net	17,742	21,448
Reserve for unrecognized tax benefits	1,431	1,391
Long-term portion of borrowings	4,174	8,419
Long-term portion of accrued buyout liability	37,066	33,580

Total liabilities	398,504	432,251

Commitments and contingencies	—	—

Equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 38,057,288 and 37,524,298 shares issued and outstanding at June 30, 2010 and December 31, 2009	38	38
Additional paid-in capital	179,223	171,736
Accumulated other comprehensive loss	(662)	(546)
Accumulated deficit	(21,873)	(41,487)

Total stockholders’ equity	156,726	129,741
Noncontrolling interests	261	214

Total equity	156,987	129,955

Total liabilities and equity	$555,491	$562,206

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities
Net income (loss) attributable to Heartland	$20,371	$(5,070)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	27,612	28,451
Other depreciation and amortization	12,609	10,204
Addition to loss reserves	5,962	3,203
Provision for doubtful receivables	721	548
Stock-based compensation	2,789	1,096
Deferred taxes	16,795	(5,757)
Net income (loss) attributable to noncontrolling interests	47	(8)
Other	22	—
Changes in operating assets and liabilities:
Increase in receivables	(18,695)	(11,924)
Decrease (increase) in inventory	790	(347)
Payment of signing bonuses, net	(11,403)	(17,765)
Increase in capitalized customer acquisition costs	(7,726)	(8,195)
Decrease in prepaid expenses	2,229	1,906
Decrease (increase) in current tax asset	823	(2,287)
Decrease (increase) in deposits and other assets	821	(1,482)
Excess tax benefits on options exercised	(1,363)	(322)
Increase (decrease) in reserve for unrecognized tax benefits	40	(27)
(Decrease) increase in due to sponsor bank	(23,860)	16,324
Increase in accounts payable	2,886	3,284
Decrease in accrued expenses and other liabilities	(3,193)	(3,227)
(Decrease) Increase in merchant deposits and loss reserves	(3,291)	13,798
(Decrease) Increase in reserve for processing system intrusion	(57,629)	14,399
Payouts of accrued buyout liability	(3,537)	(4,904)
Increase in accrued buyout liability	6,299	5,076

Net cash (used in) provided by operating activities	(29,882)	36,974

Cash flows from investing activities
Purchase of investments held to maturity	(1,195)	(569)
Maturities of investments held to maturity	1,263	589
Decrease (increase) in funds held for payroll customers	3,663	(3,139)
(Decrease) increase in deposits held for payroll customers	(3,602)	3,162
Purchases of property and equipment	(10,577)	(25,222)

Net cash used in investing activities	(10,448)	(25,179)

Cash flows from financing activities
Proceeds from borrowings	53,000	—
Principal payments on borrowings	(4,276)	(4,269)
Proceeds from exercise of stock options	3,857	530
Excess tax benefits on options exercised	1,363	322
Repurchase of common stock	—	(3,202)
Dividends paid on common stock	(757)	(1,311)

Net cash provided by (used in) financing activities	53,187	(7,930)

Net increase in cash	12,857	3,865
Effect of exchange rates on cash	6	19
Cash at beginning of year	32,113	27,589

Cash at end of period	$44,976	$31,473

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses and recoveries related to the criminal breach of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures— Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company’s on-going operating performance and are therefore excluded by management in assessing the Company’s operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three and six months ended June 30, 2010 and 2009:

Provision for Processing System Intrusion – On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. Since its announcement of the Processing System Intrusion on January 20, 2009 and through June 30, 2010, the Company has expensed a total of $144.2 million, before reducing those charges by $30.7 million of total insurance recoveries. The majority of the total charges, or approximately $114.7 million, related to consummated settlements of claims, settlements agreed upon, or settlements deemed likely to be agreed upon in the near term. Approximately $29.5 million of the total charges were for legal fees and costs we incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the six months ended June 30, 2010, the Company recovered from its insurance providers approximately $26.8 million of the costs it incurred for the Processing System Intrusion and expensed approximately $11.2 million for accruals, legal fees and costs it incurred for defending various claims and actions, resulting in a net recovery of $15.5 million, or $0.24 per share. For the three months ended June 30, 2010, the Company expensed a total of $4.9 million, or about $0.07 per share, respectively, associated with the Processing System Intrusion.

For the three and six months ended June 30, 2009, the Company expensed a total of $19.4 million and $32.0 million, respectively, or about $0.32 and $0.53 per share, respectively, for accruals, legal fees and costs it incurred for defending various claims and actions associated with the Processing System Intrusion.

At June 30, 2010, the Company carried a $42.3 million Reserve for Processing System Intrusion on its Consolidated Balance Sheet. The majority of this Reserve related to:

(i)	the settlement agreement we entered into with MasterCard on May 19, 2010, which is expected to be consummated late in the third quarter of 2010, and

(ii)	a settlement offer deemed likely to be agreed upon in the near term with a claimant.

Notwithstanding its belief that it has strong defenses against the claim that is the subject of the settlement offer described in (ii) above, the Company decided to make the settlement offer and engage in settlement discussions in attempts to avoid the costs and uncertainty of litigation. The Company is prepared to vigorously defend itself against any unsettled claims relating to the Processing System Intrusion that have been asserted against it and its sponsor banks to date. The Company feels it has strong defenses to all the claims that have been asserted against it and its sponsor banks relating to the Processing System Intrusion.

Additional costs the Company expects to incur for legal fees and costs for defending various claims and actions associated with the Processing System Intrusion will be recognized as incurred. Such costs could be material and could adversely impact the Company’s results of operations, financial condition and cash flow.

Material Limitations Associated with the Use of Non-GAAP Financial Measures— Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company’s GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

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Processing System Intrusion costs and expenses and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•

Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar costs and expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors—The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion in addition to the related GAAP measures provides investors greater transparency to the information used by the Company’s management for its financial and operational decision-making and allows investors to see the Company’s results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company’s operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and six months ended June 30, 2010 and 2009 follows:

(In thousands, except per share):	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$9,070	$9,317	$10,791	$14,701

Less adjustments:
Provision for (recovery of) processing system intrusion costs	4,854	19,380	(15,510)	31,970
Income tax impact of provision for processing system intrusion	(1,927)	(7,448)	5,930	(12,199)

After-tax provision for (recovery of) processing system intrusion costs	2,927	11,932	(9,580)	19,771

GAAP - Net income (loss) attributable to Heartland	$6,143	$(2,615)	$20,371	$(5,070)

Earnings(loss) per share
Non-GAAP - Adjusted net income per share	$0.23	$0.25	$0.28	$0.39
Less: provision for (recovery of) processing system intrusion costs	0.07	0.32	(0.24)	0.53

GAAP - Net income (loss) per share	$0.16	$(0.07)	$0.52	$(0.14)

Shares used in computing GAAP net income (loss) per share	39,343	37,458	39,171	37,496